Exhibit 99.10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Statements” in Post-Effective Amendment No. 30 to the Registration Statement (Form N-4 No. 33-56658) and Amendment No. 47 to the Registration Statement (Form N-4 No. 811-04846) and related Prospectuses of Separate Account I of National Integrity Life Insurance Company and to the use of our reports (a) dated April 5, 2006, with respect to the statutory-basis financial statements of National Integrity Life Insurance Company, and (b) dated April 7, 2006, with respect to the financial statements of Separate Account I of National Integrity Life Insurance Company, both included in the Registration Statement (Form N-4) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Cincinnati, Ohio
April 17, 2006